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                                                                    EXHIBIT 99.2
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                            PERSISTENCE SOFTWARE, INC.
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (IN THOUSANDS)
                                    (UNAUDITED)

                             AS OF SEPTEMBER 30, 2003
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                                                         BEFORE          AFTER
                                                        FINANCING      FINANCING
                                                       ------------   ------------
                                      ASSETS
Current assets:
  Cash and cash equivalents                            $     5,091    $     6,154
  Accounts receivable, net                                   1,600          1,600
  Prepaid expenses and other current assets                    383            383
                                                       ------------   ------------
          Total current assets                               7,074          8,137
Property and equipment, net                                    134            134
Purchased intangibles, net                                      69             69
Other assets                                                    53             53
                                                       ------------   ------------
          Total assets                                 $     7,330    $     8,393
                                                       ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $       328    $       328
  Accrued compensation and related benefits                    527            527
  Other accrued liabilities                                  1,338          1,413
  Deferred revenues net of long-term portion                 2,395          2,395
  Current portion of long-term obligations                     628            628
                                                       ------------   ------------
          Total current liabilities                          5,216          5,291
Long-term liabilities:
  Long-term portion of deferred revenues                       224            224
  Long-term obligations                                         25             25
                                                       ------------   ------------
          Total long-term liabilities                          249            249
                                                       ------------   ------------
          Total liabilities                                  5,465          5,540
                                                       ------------   ------------
Stockholders' equity:
  Common stock                                              66,104         67,092
  Deferred stock compensation                                  (21)           (21)
  Accumulated deficit                                      (64,216)       (64,216)
  Accumulated other comprehensive loss                          (2)            (2)
                                                       ------------   ------------
          Total stockholders' equity                         1,865          2,853
                                                       ------------   ------------
          Total liabilities and stockholders' equity   $     7,330    $     8,393
                                                       ============   ============


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